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                                  EXHIBIT 99.2


             PNAS REPORTS DERIVATION OF HUMAN PLURIPOTENT STEM CELLS
                       FROM CULTURED PRIMORDIAL GERM CELLS
                   GERON HOLDS WORLDWIDE LICENSE TO DISCOVERY
                           BY JOHNS HOPKINS SCIENTISTS

MENLO PARK, CA -- November 5, 1998 - Human pluripotent stem cells - cells with the demonstrated ability to differentiate in vitro into all three embryonic germ layers - have been successfully derived in culture by scientists at the Johns Hopkins University School of Medicine, according to a paper to be published in the November 10 issue of Proceedings of the National Academy of Sciences. The research was led by John D. Gearhart, Ph.D. at the Johns Hopkins School of Medicine. The research was funded by and is licensed to Geron Corporation (NASDAQ:GERN).

"The potential of these unique, versatile cells for human biologic studies and medicine is enormous," says John Gearhart, Ph.D., a professor of obstetrics/gynecology and of physiology who led the research team. "These cells will rapidly let us study human processes in a way we couldn't before. Instead of having to rely on mice or other substitutes for human tissues, we'll have a unique resource that we can start applying to medicine."

In the Hopkins research, scientists isolated primordial germ cells (PGCs), cells that would form eggs and sperm, from human fetal tissue. The PGCs were cultured on feeder layers and in media containing nutrients and specific growth factors. After successive passages in culture, PGCs developed into pluripotent stem cells
- cells having certain characteristics including identifiable surface markers, normal chromosome structure, the ability to replicate and the capability to differentiate into cells representing the three germ layers - endoderm (gut epithelium), mesoderm (striated muscle) and ectoderm (neural epithelium).

"This achievement is one of two key advances reported this week," reported Thomas B. Okarma, Ph.D., M.D., Geron's vice president of research and development. "Geron has sponsored and licensed the work of both independent academic efforts. With these collaborators, the company has pursued the derivation of human pluripotent stem cells via two different strategies: human embryonic stem (hES) cells derived from donated in vitro fertilized blastocysts and human embryonic germ (hEG) cells derived by a different process from human fetal tissue. Both approaches have now resulted in the successful derivation of pluripotent stem cells. We anticipate that both hES and hEG cells will have potential utility as we pursue multiple applications in transplantation medicine, developmental biology and pharmaceutical research and development."

The University of Wisconsin - Madison achievement of deriving hES cells is reported in the November 6 issue of Science. The Johns Hopkins derivation of hEG cells is reported in the November 10 issue of Proceedings of the National Academy of Sciences.

"At this point, the discoveries reported by Dr. Thomson at the University of Wisconsin and Dr. Gearhart at Johns Hopkins are complementary technologies," added David L. Greenwood, Geron's chief financial officer and vice president corporate development. "Both licenses are in place. Our strategic objective is to establish and maintain leadership in the field."

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PAGE TWO/PNAS REPORTS DERIVATION OF HUMAN STEM CELLS


Geron Corporation is a biopharmaceutical company focusing on discovering and developing therapeutic and diagnostic products based upon the company's understanding of human embryonic stem cells, and of telomeres and telomerase in cells -- fundamental biological platforms underlying cancer and other age-related degenerative diseases.

The company desires to take advantage of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Specifically, the company wishes to alert readers that the matters discussed in this press release constitute forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the company's results are included in the company's quarterly report on Form 10-Q for the quarter ended June 30, 1998.

Contact:
Geron Corporation        Media Inquiries               Investor Inquiries
David Greenwood          CLM Communications            Burns McClellan
Chief Financial Officer  Carole Melis or Mike Jackman  Lisa Burns or John Nugent
650/473-7700             650/342-5686                  212/213-0006

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